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                                                                      EXHIBIT 11

                       NATIONAL AUTO FINANCE COMPANY, INC.
                    Computation of Earnings per Common Share
                (Unaudited, in thousands, except per share data)

                                                                       Three Months Ended
                                                                            June 30,
                                                                 ------------------------------
                                                                     1999              1998
                                                                 ------------      ------------
Average number of common shares outstanding ................           16,731             9,031

Common equivalent shares outstanding:

Stock options (1) ..........................................               --                --
                                                                 ------------      ------------

Total common and common equivalent shares outstanding ......           16,731             9,031
                                                                 ============      ============

Net income (loss) attributed to common shareholders ........     $     (1,675)     $     (4,330)
                                                                 ============      ============

Loss per common share (basic and diluted) ..................     $      (0.10)     $      (0.48)
                                                                 ============      ============

------------------------
(1) Stock options are excluded from the computation of diluted loss per common share as the effect of such options would be anti-dilutive.

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